Exhibit 5.1

OPINION OF KUTAK ROCK LLP

June 1, 2010

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Ladies and Gentlemen:

We are acting as counsel to Windstream Corporation, a Delaware corporation (the “Company”) in connection with the registration under the Securities Act on Form S-8 (the “Registration Statement”), covering 276,625 shares of Common Stock, $0.0001 par value (“Shares”), of the Company. The Shares will be issued by the Company pursuant to the Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan (the “Plan”).

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares, when issued and sold pursuant to the terms of the Plans, against receipt of the consideration provided therein, will be validly issued, fully paid and nonassessable.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Kutak Rock LLP

9